UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 1, 2025

LFTD PARTNERS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52520	87-0479286
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

14155 Pine Island Drive, Jacksonville, FL		32224
(Address of principal executive offices)		(Zip Code)

847-915-2446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 3, 2025, LFTD Partners Inc., a Nevada corporation (the “Company”) orally entered into an interest-free loan agreement with an affiliate of the Company’s Chief Executive Officer and Chief Financial Officer. The purpose of the loan is to provide short-term working capital to address cash flow needs resulting from a recent cybersecurity theft involving the Company’s digital assets. The loan is unsecured, does not bear interest, and is repayable upon demand. The Company intends to draw down $350,000 under the arrangement.

The affiliate of the Company’s CEO and CFO that is providing the loan is Beachin Company, a Florida corporation, which is controlled by Gerard M. Jacobs and William C. Jacobs. The entry into the loan agreement has been orally approved by the Company's lead independent director.

Item 8.01. Other Events.

On April 1, 2025, the Company converted $350,000 of its cash into USD Coin (USDC), a digital stablecoin pegged to the U.S. dollar. Shortly thereafter, the digital wallet containing the USDC was compromised by an unauthorized and unknown third party, resulting in the theft of the full amount.

The Company promptly reported the incident to the U.S. Federal Bureau of Investigation and continues to cooperate fully in the ongoing investigation. The Company's outside law firm is also advising the Company regarding the matter. At this time, the Company is unable to predict whether any of the stolen funds will be recovered.

As disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, the Company’s cash position, which included $1,000,000 of restricted cash, decreased by approximately 41% to $3,146,947 from $5,357,539 at the end of the prior fiscal year.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements regarding the Company’s expectations related to the incident, recovery efforts, and liquidity plans. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially. The Company undertakes no obligation to update these statements after the date of this report, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

LFTD PARTNERS INC..

/s/ Gerard M. Jacobs
Gerard M. Jacobs
Chief Executive Officer

Dated: April 4, 2025